Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Southwestern Electric Power Company on Form S-3 of our report dated February 21, 2003 (May 14, 2003 as to Notes 3 and 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes), appearing in the Current Report on Form 8-K dated May 14, 2003, of Southwestern Electric Power Company and subsidiaries, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of Southwestern Electric Power Company and subsidiaries, listed in Item 15 in the Annual Report on Form 10-K (as updated by the Current Report on Form 8-K dated May 14, 2003) of Southwestern Electric Power Company and subsidiaries for the year ended December 31, 2002. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.



Deloitte & Touche LLP
Columbus, Ohio
August 14, 2003